Exhibit 10.1

November 4, 2019

Ms. Jennifer Locke
2112 Lone Oak Avenue
Napa, Ca 94558

Re: Employment Agreement

Dear Jen:

Congratulations! We are delighted to enter into this Letter Agreement (the “Agreement”) to set forth the terms under which you will serve as the Chief Executive Offer of Crimson Wine Group, Ltd. (the “Company” or “Crimson Wine Group”). Your start date as an employee of the Company and the effective date of this Agreement will be December 2, 2019 (the “Effective Date”). Once this Agreement becomes effective, it, along with the documents referenced herein, will form the entire agreement between you and the Company with respect to the matters described in this Agreement and it will supersede and replace any prior agreements or understandings with respect to your employment, whether written or oral, in their entirety.
Your energy, experience, and background will be a tremendous asset to our Company and we are excited to extend this offer to you. If you have any questions or need any further information about the information below, please contact me directly.
Provision    Agreement

Term:
Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined in attached Exhibit A), in each case subject to the terms and provisions of this Agreement. The initial term of your employment under this Agreement shall commence on the Effective Date and, unless terminated early in accordance with this Agreement, shall continue until the two (2) year anniversary of the Effective Date (the “Initial Term”). The Initial term will automatically extend on the same terms and conditions set forth below, unless terminated early in accordance with this Agreement, for additional one (1) year periods (each a “Renewal Term”), unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, are collectively referred to in this Agreement as the “Term.”

Unless otherwise indicated in a writing to you from the Board of Directors (the “Board”), upon your termination of employment with the Company for any reason, and without any further action on your part, you will be deemed to immediately resign all officerships, directorships, and other positions you hold with the Company and its affiliates. If for any reason this provision is determined to be insufficient to effectuate such resignations, you will sign any documents or instruments the Company determines necessary to effectuate such resignations.

Location:	Your primary place of employment will be the Company’s corporate offices at 2700 Napa Valley Corporate Drive, Suite B, Napa, California, 94558.

Title; Reporting:	Chief Executive Officer, reporting directly to the Board.

Employment Duties:
In your capacity as Chief Executive Officer, you will have supervision, control over, and responsibility for the day-to-day business and affairs of the Company and shall have such other duties, authorities and responsibilities commensurate for such or a similar position at a similarly situated company and as may from time to time be assigned by the Board, provided that such duties are consistent with your position as Chief Executive Officer.

You understand that while you are employed with the Company your employment services will be exclusive to the Company and that you will be expected to devote substantially all of your full business time, attention, energy and skills to your Company employment duties. You agree to serve the Company faithfully, loyally, honestly and to the best of your ability. You will not, without the express written consent of the Board (which consent will not be unreasonably withheld), engage in any other commercial activity or outside employment.

The preceding sentence is not intended to prohibit you from engaging in charitable or nonprofessional activities such as personal investments or conducting private business affairs, as long as they do not conflict or interfere with the performance of your duties to the Company. You agree to observe and comply with the Company’s rules and policies, as the same may be adopted and amended from time to time.

Base Salary:
$350,000 per year (the “Base Salary”) to be paid according to the Company’s normal payroll cycle, which currently pays base salary in regular installments every two (2) weeks. Your Base Salary will be reviewed at least annually by the Compensation Committee of the Board (“Compensation Committee”) and may be adjusted by the Compensation Committee in its discretion.

Annual Bonus

Opportunity:
Beginning on January 1, 2020, you will be eligible to participate in the annual cash bonus program established by the Compensation Committee. Your target annual cash bonus amount (“Target Annual Incentive”) will equal 35% of your Base Salary. The actual amount of the annual bonus paid to you, if any, will be determined by the Compensation Committee, in its sole discretion, and may be more or less than the Target Annual Incentive and will depend on, among other things, the attainment of the performance goals established by the Compensation Committee, provided, that, for the period beginning January 1, 2020 and ending December 31, 2020, your Target Annual Incentive will be an amount no less than $81,666.67.

Annual cash bonus amounts are typically determined by the Compensation Committee and paid by the Company in January or February of the year following the year to which the bonus relates, and the bonus, if any, will be paid no later than March 15 of the year following the year to which the bonus relates. You must be employed by the Company through the date the annual bonus is paid in order to earn and be eligible to receive the bonus. Your annual cash bonus will be subject to the terms and conditions of the Company’s then existing annual incentive plan document and the Company’s policies and procedures governing its cash bonus programs (e.g., the clawback policy).

Sign-On Stock

Stock Option Grant:
In consideration for you entering into this Agreement, during the first open trading window following the Effective Date, the Company will award you a nonqualified stock option under the Company’s 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Stock Incentive Plan”) to purchase 89,000 shares of common stock of the Company (the “Option Award”), with such Option Award carrying an exercise price per share equal to the fair market value of the stock, as of the date of grant, determined in accordance with the Stock Incentive Plan and Section 409A of the Code. The Option Award will be memorialized pursuant and subject to the Company’s approved form of Nonqualified Stock Option Award Agreement. The Option Award shall vest in equal annual installments over five (5) years with the option to purchase 17,800 shares of common stock vesting on each one-year anniversary of the date of grant and a full acceleration of vesting in the event of: (i) a Change of Control (as defined in the Stock Incentive Plan); (ii) the termination of your employment by the Company without Cause (as defined in attached Exhibit A), (iii) the termination of your employment by you for Good Reason (as defined in attached Exhibit A); (iv) your death, or (v) your Disability (as defined in attached Exhibit A). The Nonqualified Stock Option Award Agreement will also include such other terms and conditions as may be approved by the Compensation Committee including, without limitation, that the Option Award will be subject to all of the terms and conditions of the Stock Incentive Plan, the Company’s insider trading policy, and the Company’s then existing clawback or recoupment policy, if any; however, in the event such terms conflict with this Agreement, this Agreement shall control.  You may be entitled to receive additional awards commensurate to your position, pursuant to the Stock Incentive Plan in the future, as determined by the Compensation Committee, in a manner consistent with the Company’s Articles of Incorporation.

Long-Term Incentive

Compensation:
The Compensation Committee intends to work with management and its outside compensation consultants to establish a long-term incentive plan (“LTIP”) for its executive management team and certain other employees of the Company identified by the Compensation Committee. The actual size, mix (e.g., cash, restricted stock, or other form of equity), and vesting schedule (e.g., vesting based on continued service and/or financial metrics such as stable free cash flow and working capital efficiency, inventory management, wine quality, and sustainability) applicable to such awards will be determined by the Compensation Committee, in its sole discretion (“LTIP Awards”).

You will be eligible to participate in the LTIP when (and if) such plan is established, with your target LTIP Award carrying a value that will be determined by the Compensation Committee in consultation with its outside compensation consultants. LTIP Awards will be subject to the terms and conditions of the Company’s then existing LTIP document, plan, award agreement, or similar instrument as well as the Company’s policies and procedures governing its executive compensation programs (e.g., the clawback policy).

Benefits:
During the Term, you will be eligible to participate in the Company’s standard company benefits on the same terms such benefits are offered to all other employees of the Company, and as may be amended, modified, or terminated by the Company from time to time, with or without notice, in accordance with the applicable benefit plan documents. For the avoidance of doubt, your participation in such benefit plans will be subject to the terms and conditions set forth in the applicable benefit plan documents.

Automobile

Allowance:
During the Term, you will be entitled to an annual automobile allowance of $12,000, which shall be paid in substantially equal periodic installments, in accordance with the Company’s normal payroll cycle.

Paid Vacation Days:
During the Term, you will be eligible for four (4) weeks of paid vacation subject to the Company’s vacation policy, including any accrual caps. Any vacation will be taken at the reasonable and mutual convenience of you and the Company. In addition, you will be entitled to sick leave and personal leave in accordance with the Company’s standard policies and procedures as may be amended, modified, or terminated by the Company from time to time, with or without notice, in accordance with the applicable policy and procedure documents.

Indemnification:
As an executive officer of the Company, you will be entitled indemnification by the Company in accordance with Article XIII of the Company’s Amended and Restated Bylaws and as provided by applicable law, including but not limited to indemnification under California Labor Code section 2802.

Termination and

Severance:
In the event your employment is terminated: (i) by the Company for Cause; (ii) by you without Good Reason;; (iii) due to your death; or (iv) due to your Disability, the Company will pay you (or your spouse or estate as applicable) your accrued but unpaid Base Salary and accrued vacation pay (collectively, the “Accrued Obligations”), through your termination date, with such amount paid in compliance in accordance with applicable law.

In the event your employment is terminated by the Company without Cause or by you with Good Reason, then, in addition to the Accrued Obligations, and subject to your timely execution (and non-revocation) of the release described below, you will be entitled to receive a cash severance payment equal to the sum of: (i) 12 months of your then Base Salary; (ii) your then Target Annual Incentive amount; and (iii) 12 times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by you immediately prior to your last day of employment (collectively, the “Base Severance Amount”). The Base Severance Amount will be paid to you in installments over a 12 month period, in accordance with the Company’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below.

Death or Disability:
In the event of your death or Disability, then, in addition to the Accrued Obligations, and subject to you or your spouse’s or estate’s timely execution (and non-revocation) of the release described below, you or your spouse or estate will be entitled receive the Base Severance Amount. The Base Severance Amount will be paid in installments over a 12 month period, in accordance with the Company’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below.

Release Required to

Receive Severance:
In order to receive the Base Severance Amount you or your spouse or estate must, no later than 60 days following your last day of employment or Disability, execute (and not revoke) a general release and waiver of any claims that you may have in connection with your employment and termination of employment with the Company and its affiliates. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the Base Severance Amount is subject to Section 409A of the Internal Revenue Code, and if the consideration period described in the release, plus the revocation period described in the release spans two (2) calendar years, the Severance Amount shall not begin to be paid until the second calendar year (and such first installment shall include installment payments that would otherwise have been made prior to such date).

Non-Solicit of Employees:
You recognize that the Company’s employees are valuable and proprietary resources of the Company. Accordingly, you agree that, while you are in the employ of the Company, you shall not, without the express written permission from the Company, either on your own behalf or on behalf of any third party, directly or indirectly, solicit or attempt to solicit any employee of the Company to terminate his or her employment with the Company.

You agree that the Company shall have the right to notify any future or prospective employers, or individuals or entities with whom you may be entering into a contractual relationship, of the restrictive covenant provisions of this Agreement for purposes of ensuring that the Company’s interests are protected.

Company Proprietary

Information:
While you are providing services to the Company, the Company may disclose or make available to you information about its business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by you; (ii) is or becomes available to you on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of you prior to being disclosed by or on behalf of the Company; or (iv) was or is independently developed by you without reference to or use, in whole or in part, of any of the Confidential Information. You shall: (1) protect and safeguard the confidentiality of the Confidential Information with at least the same degree of care as you would protect your own confidential information, but in no event with less than a commercially reasonable degree of care; and (2) not use or disclose the Confidential Information, or permit it to be accessed, used or disclosed, for any purpose other than to carry out the duties assigned to you by the Company or as may be required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction. Upon your termination of service for any reason, or upon the Company’s written request, you shall promptly return to the Company all copies, whether in written, electronic or other form or media, of the Confidential Information, or destroy all such copies at the Company’s written request and certify in writing to the Company that such Confidential Information has been destroyed. In addition to all other remedies available at law, the Company may seek equitable relief (including injunctive relief) against you to prevent the breach or threatened breach of this confidentiality covenant and to secure its enforcement. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

Cooperation:
Following the termination of your service with the Company for any reason, you agree to cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company or any affiliate that relates to events, occurrences or conduct occurring (or claimed to have occurred) during your employment. You are hereby instructed to tell the truth in any litigation, administrative proceeding, or other investigation involving the Company and nothing herein shall be deemed or construed to suggest otherwise. To the extent necessary and consistent with the Company’s D&O insurance coverage, the Company will secure appropriate legal counsel for you or, in the alternative, reimburse you for reasonable attorney’s fees and costs. In addition, you may be entitled to hourly compensation, at a rate not to exceed your final Base Salary, for the cooperation required by this paragraph.

Non-Disparagement;

Social Media:
During the Term, you agree that you will not criticize, defame, be derogatory toward or otherwise disparage the Company, its products, services, or the Company’s past, present and future officers, directors, managers, stockholders, agents, representatives, employees, or affiliates, or its or their business plans or actions, to any third-party, either orally or in writing, provided, that, that this provision will not: preclude you from giving testimony in response to a lawful subpoena; preclude any conduct protected under any state or federal law, including those providing “whistleblower” protection to you or the right to engage in concerted activities; or otherwise prevent you from disclosing information about unlawful acts in the workplace, including but not limited sexual harassment. On the date of your termination of service for any reason, you agree to update your profile on social media websites (such as LinkedIn) to reflect that you are no longer an employee of the Company.

Miscellaneous:
To the extent required by law, the Company shall withhold from any payments due to you under this Agreement any applicable federal, state or local taxes. You hereby acknowledge that neither the Company nor any of its affiliates, shareholders, members, directors, managers, officers, employees, agents or representatives have provided you with any tax-related advice with respect to the matters covered by this Agreement and that you are solely responsible for obtaining your own tax advice with respect to the matters covered by this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles. The parties agree that any action or proceeding initiated to enforce this Agreement shall be settled by binding arbitration in accordance with the Mutual Binding Arbitration Agreement, attached hereto as Exhibit B, and which is incorporated by this reference into this Agreement as though fully set forth herein.

This Agreement and the Mutual Binding Arbitration Agreement attached hereto as Exhibit B constitute the entire agreement between the parties, and may be changed only by an agreement in writing signed by both parties.

If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

Section 409A of the Code:
This Agreement shall comply with Section 409A of the Internal Revenue Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Internal Revenue Code and the applicable regulations. You do not have any right to make any election regarding the time or form of any payment due under this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Company concludes, that the Base Severance Amount is subject to Section 409A of the Internal Revenue Code, then no such Severance Amount will be paid prior to your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Installment payments made pursuant to this Agreement shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

If the Base Severance Amount is subject to Section 409A of the Internal Revenue Code, and if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of your termination of employment, such payments shall not begin until the first day of the seventh month following your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)) (and such first payment shall include all prior payments that would otherwise have been made prior to such date).

Section 280G of the Code:
In the event that any payments, distributions, benefits or entitlements of any type payable to you, whether or not payable upon a termination of employment (“Payments”): (i) constitute “parachute payments” within the meaning of Section 280G of the Code; and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm or compensation consulting firm selected by the Company (the “Accountants”) determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rates which applied (or is likely to apply) to you for the tax year in which the Payments are to be made, or such other rate(s) as the Accountants determine to be likely to apply to you in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount.  Unless otherwise agree in writing, any determination made under this Section shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments pursuant to this Section, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to you in a manner that would not result in subjecting you to additional tax under Section 409A of the Internal Revenue Code. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Accounts shall provide detailed supporting calculations to both you and the Company and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this Section. If the provisions of Sections 280G and 4999 of the Internal Revenue Code are repealed without succession or if the Company determines that such provisions do not apply to it and/or you for whatever reason, this Section shall be of no further force or effect.

If you are in agreement with the terms and conditions of this Agreement, please execute and date the Agreement and return a copy to me.
Sincerely,
Crimson Wine Group, Ltd.

By: /s/ Colby A. Rollins
Colby A. Rollins, Member, Compensation Committee of the Board of Director

Accepted and agreed to:

/s/ Jen Locke        11/14/19
Jen Locke    Date

Exhibit A

Definitions

“Cause” to terminate your employment shall exist if the Company reasonably determines after due inquiry that any one or more of the following has occurred: (i) your conviction of, or plea of guilty or nolo contendere to, a felony; (ii) your material breach of this Agreement, any other agreement you have entered into with the Company, or of any fiduciary duty you have to the Company which shall have continued for a period of 20 days after written notice to you specifying such breach in reasonable detail; (iii) your willful misconduct that is materially injurious to the Company or violation of the Company’s harassment and discrimination policy; (iv) your habitual drug or alcohol use which materially impairs your ability to perform your duties for the Company; (v) your engaging in fraud, embezzlement or any other illegal conduct that is materially injurious to the Company or any of its affiliates; (vi) deliberate or intentional refusal, or habitual failure to discharge your employment duties, responsibilities or obligations or to follow the Company’s policies or procedures which is not cured, if curable, within 20 days following the Company’s written notice to you of such behavior; or (vii) your engaging in any illegal, unethical, or immoral act (inside or outside of the scope of your employment) that results in material reputational or financial harm to the Company or any of its affiliates.

“Change of Control” means that any one or more of the following has occurred: (i) any consolidation, amalgamation, or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such transaction, collectively have beneficial ownership (determined in accordance with Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934), directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than 50% of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such transaction; (ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (iii) during any period of 12 consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. The transfer of equity interests or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change of Control” for purposes of this Agreement. A “Change of Control” will not be deemed to have occurred for purposes of this Agreement unless and until: (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained; and (2) the transaction that would otherwise constitute the “Change of Control” closes. Notwithstanding the foregoing, and only to the extent required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code, a “Change of Control” shall not occur for purposes of this Agreement unless such “Change of Control” constitutes a “change in control event” as defined in Section 409A of the Code.

“Disability” means you are unable to perform your duties under this Agreement, with or without reasonable accommodation for such an extended period of time so as to constitute an undue hardship on the Company as defined by the Americans with Disabilities Act, as amended, and the California Fair Employment and Housing Act. For purposes of this definition, an extended period of time shall be no less than 90 consecutive days in any 12 month period.

“Good Reason” means: (i) the reduction of your Base Salary by five percent (5%) or more; (ii) the assignment to you of duties inconsistent with your status as Chief Executive Officer or an adverse alteration in the nature of your duties and/or responsibilities, reporting obligations or authority with respect to the Company; provided, however, that Good Reason shall not exist as a result of a change in your title that results from the Company being acquired in a Change of Control provided you remain in an equivalent position with respect to the Company; (iii) any material breach by the Company of its obligations under this Agreement; or (iv) relocation of your place of employment more than 50 miles from Napa, California. You acknowledge and agree that the Company may change the affiliate company you are employed or paid by at any time and for any reason and that such change in title or employer company shall not constitute “Good Reason.” For a termination to constitute “Good Reason” for purposes of this Agreement: (1) you must provide a notice of termination to the Company within 30 days of when you knew or should have reasonably known of the facts or circumstances constituting such event; (2) the Company must fail to cure such facts or circumstances within 30 days after receipt of such notice; and (3) you must actually terminate your employment within 30 days after the expiration of the cure period described in clause (2).

Exhibit B

CRIMSON WINE GROUP, LTD.
MUTUAL BINDING ARBITRATION AGREEMENT

Introduction

Binding arbitration of disputes, rather than litigation in courts, provides an alternate means for resolving issues arising in or from an employment situation. Crimson Wine Group, Ltd. (the “Company”) is committed to using binding arbitration to resolve all legal disputes, whether initiated by the Company or by an employee, unless otherwise provided below. The Company’s agreement to use binding arbitration is confirmed by this statement; your agreement is confirmed by either your signature below on this arbitration agreement (“Agreement”) or by your acceptance or continuation of employment on receipt of this notice.

Arbitration of Disputes

I agree and acknowledge that the Company and I will utilize binding arbitration to resolve all disputes that may arise out of the employment context. Both the Company and I agree that any claim, dispute, and/or controversy that either I may have against the Company, its parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective owners, directors, officers, managers, employees, agents or the Company may have against me, arising from, related to, or having any relationship or connection whatsoever with my seeking employment by, employment by, termination of employment, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act.

Included Claims

Unless the claim or dispute is expressly excluded below, this Agreement applies to any and all claims or disputes, past, present or future, that may arise between you and the Company, including without limitation any dispute arising out of or related to your application for employment, employment, and/or separation of employment with the Company and survives after the employment relationship terminates. This Agreement applies to a covered dispute that the Company may have against you or that you may have against the Company, its parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective owners, directors, officers, managers, employees, and agents (all of whom may enforce this Agreement as either a direct or third-party beneficiary).

The claims and disputes subject to arbitration are those that, in the absence of this Agreement, could be brought under applicable law. This Agreement applies, without limitation, to claims based upon or related to employment discrimination, harassment, retaliation, defamation (including post-employment defamation or retaliation), trade libel, breach of a contract or covenant, interference with contract, fraud, negligence, gross negligence, emotional distress, misappropriation, breach of fiduciary duty, breach of the duty of loyalty, disclosure of confidential information or trade secrets, unfair competition, wages or other compensation or monies claimed to be owed, meals and rest periods, wrongful termination, tort claims, equitable claims, and all statutory and common law claims under state, local or federal law, unless specifically excluded below. The Agreement specifically covers, without limitation, claims under the Age Discrimination in Employment Act; the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act; the California Fair Employment and Housing Act; the Rehabilitation Act; the Occupational Safety and Health Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Family and Medical Leave Act; the Fair Labor Standards Act; Uniformed Services Employment and Reemployment Rights Act; the Workers Adjustment and Retraining Notification Act; 42 U.S.C. § 1981; their state law statutory counterparts; and any alleged violation of public policy.

The Arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement. However, the preceding sentence shall not apply to the “Class Action Waiver” described below. Any dispute relating to the interpretation, applicability, or enforceability of the Class Action Waiver, or any dispute otherwise relating to whether this Agreement precludes a class or collective action proceeding, may only be determined by a court and not an arbitrator.

Excluded Claims

This Agreement does not apply to claims for worker’s compensation, state disability insurance or unemployment insurance benefits; however, it does apply to retaliation claims based upon seeking such benefits. This Agreement does not apply to claims for employee benefits under any benefit plan covered by the Employee Retirement Income Security Act of 1974 or funded by insurance. The Agreement does not apply to any claim that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement.

Nothing in this Agreement prevents the making of a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, Occupational Health and Safety Administration, National Labor Relations Board, or Office of Federal Contract Compliance Programs, and their state law equivalents. Nothing in this Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Agreement. However, nothing in this Agreement prevents or excuses a party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in Arbitration. Further, after exhaustion of those administrative procedures, any remaining issue or dispute between you and the Company shall be resolved exclusively pursuant to the terms of this Agreement.

Further, if either party’s claim is within the jurisdictional limit of the small claims court in the jurisdiction where the dispute arose, then the party asserting such claim may opt out of arbitration and elect to pursue such claim in the small claims court. Such small claims may, however, be mediated as described below in the section entitled “Mediation.”

Class Action Waiver

You and the Company agree to bring any covered claim or dispute in arbitration only, and not as a class or collective action; you and the Company waive any right for a dispute or claim to be brought, heard, or decided as a class or collective action, and the Arbitrator has no power or authority to preside over a class or collective action (“Class Action Waiver”).

In the event a final judicial determination is made that the Class Action Waiver is unenforceable and that a class or collective action may proceed notwithstanding the existence of this Agreement, the Arbitrator is nevertheless without authority to preside over a class or collective action and any class or collective action must be brought in a court of competent jurisdiction.

Mediation

Upon the express agreement of both parties, a covered dispute may be submitted to mediation prior to proceeding to arbitration. However, mediation is not a prerequisite to binding arbitration. If mediation is elected, the parties will exercise their best efforts to mutually agree upon the selection of a professional, neutral mediator.

Arbitration Procedures

The party asserting a claim must make an arbitration demand in writing within the legally applicable limitations period. The Arbitrator will decide all issues of timeliness. Both the employee and the Company shall participate equally in the selection of the Arbitrator. The parties will exercise their best efforts to mutually agree upon the selection of an Arbitrator. If no such agreement can be reached, then a third party provider will be contacted for the purpose of securing an Arbitrator. The Arbitrator selected shall be a retired judge or attorney with substantial experience in the subject matter of the dispute and shall be subject to disqualification on the same grounds as would apply to a judge of the court where the dispute would be heard in the absence of this Agreement.

The Arbitration will be held in the location where the employee works and resides or as otherwise mutually agreed by the parties. Unless the parties otherwise agree, the Judicial Arbitration and Mediation Service (“JAMS”) shall administer the arbitration and the hearing. The JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”) (JAMS Rules can be found at: www.jamsadr.com/rules-employment and/or they will be provided by the Company upon Employee’s request), or the employment rules of the arbitration service used, shall govern the arbitration proceedings, but to the extent the arbitration procedures conflict with this Agreement, the provisions of this Agreement shall apply. The Arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as permitted by the JAMS Rules or as the Arbitrator otherwise considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. Consistent with the efficiencies of arbitration, the Arbitrator may also allow for the hearing of any motions, including motions for summary judgment or dismissal. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the Arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The Arbitrator may award any relief that would be legally available in a court of law. Awards shall include the Arbitrator’s written reasoned opinion.

The Company will initially be responsible for the costs of the arbitration, including the Arbitrator’s fees, subject to: (1) a one-time payment by the employee toward those costs equal to the then applicable filing fee in the court of competent jurisdiction where the arbitration is held; and (2) any subsequent award of costs by the Arbitrator. Each party will be responsible for their own attorneys’ fees, if any, subject to any subsequent award by the Arbitrator in accordance with applicable law.

Severability

Subject to the section above entitled “Class Action Waiver,” should any term or provision of this Agreement, or portion thereof, be declared void or unenforceable or deemed in contravention of law, it shall be severed and/or modified by the Arbitrator or court and the remainder of this Agreement shall be enforceable. This Agreement may not be modified or terminated absent a writing signed by both parties.

Entire Agreement

This Agreement supersedes any and all prior agreements between the parties regarding arbitration of the claims covered by this Agreement.

Waiver of Right to Trial by Jury

I understand that by agreeing to this Agreement, both I and the Company give up our rights to bring any claims covered by this Agreement in court and to have a trial by jury of those claims.

BY SIGNING BELOW OR BY CONTINUING MY EMPLOYMENT WITH THE COMPANY ON RECEIVING NOTICE OF THIS AGREEMENT, I HEREBY ACKNOWLEDGE THAT I HAVE READ THE ABOVE AGREEMENT, UNDERSTAND IT, AND AGREE TO ITS TERMS.

Employee Full Name (print) Jennifer Locke

Date 11/14/19

Signed /s/ Jennifer Locke